Page 1 of 3 pages
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 1 )*

                                   ECCS, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   26825H-10-0
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








--------------------------------------------------------------------------------
                                      13G
CUSIP NO.  26825H-10-0                             Page    2    of    11   Pages
         ----------------                               -------     ------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Edison Venture Fund, L.P.          22-2725572

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                                       0
        NUMBER OF         ------------------------------------------------------
          SHARES           6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                      0
           EACH           ------------------------------------------------------
         REPORTING         7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                                        0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                                       0
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       0
--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                       0%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                                                       PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!








--------------------------------------------------------------------------------
                                      13G
CUSIP NO.  26825H-10-0                             Page    3    of    11   Pages
         ----------------                               -------     ------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Edison Partners, L.P.                22-2703711

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                                       0
        NUMBER OF         ------------------------------------------------------
          SHARES           6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                      0
           EACH           ------------------------------------------------------
         REPORTING         7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                                        0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                                       0
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       0
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                                     PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!








--------------------------------------------------------------------------------
                                      13G
CUSIP NO.  26825H-10-0                             Page    4    of    11   Pages
         ----------------                               -------     ------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        John H. Martinson                   ###-##-####

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                                       0
        NUMBER OF         ------------------------------------------------------
          SHARES           6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                      0
           EACH           ------------------------------------------------------
         REPORTING         7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                                        0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                                       0
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       0
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                                     IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!








--------------------------------------------------------------------------------
                                      13G
CUSIP NO.  26825H-10-0                             Page    5    of    11   Pages
         ----------------                               -------     ------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Richard J. Defieux                   ###-##-####

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                                       0
        NUMBER OF         ------------------------------------------------------
          SHARES           6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                      0
           EACH           ------------------------------------------------------
         REPORTING         7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                                        0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                                       0
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       0
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                                     IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!







--------------------------------------------------------------------------------
                                      13G
CUSIP NO.  26825H-10-0                             Page    6    of    11   Pages
         ----------------                               -------     ------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Gustav H. Koven, III                   ###-##-####

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                                       0
        NUMBER OF         ------------------------------------------------------
          SHARES           6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                      0
           EACH           ------------------------------------------------------
         REPORTING         7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                                        0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                                       0
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       0
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                                     IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






--------------------------------------------------------------------------------
                                      13G
CUSIP NO.  26825H-10-0                             Page    7    of    11   Pages
         ----------------                               -------     ------
--------------------------------------------------------------------------------

Item 1(a).

              Name of Issuer: ECCS, Inc. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: One Sheila Drive, Tinton Falls, NJ 07724.

Item 2(a). Names of Persons Filing: Edison Venture Fund, L.P. ("Edison Venture Fund"); Edison Partners, L.P. ("Edison Partners"); John H. Martinson, Richard J. Defieux and Gustav H. Koven, III (collectively, the "General Partners"). The General Partners, Edison Venture Fund and Edison Partners collectively are referred to as the "Reporting Persons."

Item 2(b).    Address of  Principal  Business  Office:  The  principal  business
              address  of  the   Reporting   Persons  is  997  Lenox  Drive  #3,
              Lawrenceville, NJ 08648.

Item 2(c). Citizenship: Edison Venture Fund and Edison Partners are limited partnerships organized under the laws of the State of Delaware. Each General Partner is a US citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value (the "Common Stock").

Item 2(e).    CUSIP Number: 26825H-10-0.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                     (a)    [  ]  Broker or Dealer  registered  under Section 15
                                  of the Securities Exchange Act of 1934 (the "Act").

                     (b)    [  ]  Bank as defined in Section 3(a)(6) of the Act.

                     (c)    [  ]  Insurance   Company   as  defined  in  Section
                                  3(a)(19) of the Act.

                     (d)    [  ]  Investment  Company registered under Section 8
                                  of the Investment Company Act of 1940.

                     (e)    [  ]  Investment  Adviser  registered  under Section
                                  203 of the Investment Advisers Act of 1940.

                     (f)    [  ]  Employee  Benefit Plan,  Pension Fund which is
                                  subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                     (g)    [  ]  Parent  Holding  Company,  in accordance  with
                                  Rule 13d-1(b)(ii)(G) of the Act.

                     (h)    [  ]  Group,     in     accordance     with     Rule
                                  13d-1(b)(1)(ii)(H) of the Act.

                                 Not Applicable.







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                                      13G
CUSIP NO.  26825H-10-0                             Page    8    of    11   Pages
         ----------------                               -------     ------
--------------------------------------------------------------------------------

Item 4.           Ownership:

                  (a) Amount Beneficially Owned: As of December 31, 1996, Edison Venture Fund is the record owner and may be deemed to own beneficially 0 shares of Common Stock. Each of Edison Partners, the sole general partner of Edison Venture Fund, and the General Partners, the general partners of Edison Partners, may be deemed to own beneficially 0 shares of Common Stock, as of December 31, 1996.

                  (b) Percent of Class: Edison Venture Fund, 0%; Edison Partners, 0%; John H. Martinson, 0%; Richard J. Defieux, 0%; and Gustav H. Koven, III, 0%. The foregoing percentages are calculated based on the 4,387,522 shares of Common Stock reported to be outstanding in the Issuer's Form 10-Q for the quarterly period ended September 30, 1996.

                  (c)      Number of Shares as to Which Such Person Has:

                           (i) Sole power to vote or to direct the vote: Edison Venture Fund, 0; Edison Partners, 0; John H. Martinson, 0; Richard J. Defieux, 0; and Gustav H. Koven, III, 0.

                           (ii)  Shared  power to vote or to  direct  the  vote:
                           Edison Venture Fund, 0; Edison Partners, 0; John H. Martinson, 0; Richard J. Defieux, 0; and Gustav H. Koven, III, 0.

                           (iii) Sole power to dispose or to direct the disposition of: Edison Venture Fund, 0; Edison Partners, 0; John H. Martinson, 0; Richard J. Defieux, 0; and Gustav H. Koven, III, 0.

                           (iv) Shared power to dispose or to direct the disposition of: Edison Venture Fund, 0; Edison Partners, 0; John H. Martinson, 0; Richard J. Defieux, 0; and Gustav H. Koven, III, 0.


Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following box: [X]


Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person:

                  Not Applicable.







--------------------------------------------------------------------------------
                                      13G
CUSIP NO.  26825H-10-0                             Page    9    of    11   Pages
         ----------------                               -------     ------
--------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable.

Item 9.           Notice of Dissolution of Group:

                  Not Applicable.

Item 10.          Certification:

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).









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                                      13G
CUSIP NO.  26825H-10-0                             Page    10   of    11   Pages
         ----------------                               -------     ------
--------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:   February 12, 1997                  EDISON VENTURE FUND, L.P.

                                            By:   Edison Partners, L.P.,
                                                  its General Partner



                                                  By:  /s/ Gustav H. Koven, III
                                                       -------------------------
                                                       General Partner


                                             EDISON PARTNERS, L.P.



                                             By: /s/ Gustav H. Koven, III
                                                 -------------------------------
                                                 General Partner


                                             /s/ John H. Martinson
                                             -----------------------------------
                                             John H. Martinson


                                             /s/ Richard J. Defieux
                                             -----------------------------------
                                             Richard J. Defieux


                                             /s/ Gustav H. Koven, III
                                             -----------------------------------
                                             Gustav H. Koven, III







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                                      13G
CUSIP NO.  26825H-10-0                             Page   11    of    11   Pages
         ----------------                               -------     ------
--------------------------------------------------------------------------------
                                                                       Exhibit 1

                                    AGREEMENT

         Pursuant to Rule 13d-1-(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of ECCS, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:   February 12, 1997                  EDISON VENTURE FUND, L.P.

                                            By:   Edison Partners, L.P.,
                                                  its General Partner



                                                  By:  /s/ Gustav H. Koven, III
                                                       -------------------------
                                                       General Partner


                                            EDISON PARTNERS, L.P.



                                                  By:  /s/ Gustav H. Koven, III
                                                       -------------------------
                                                       General Partner


                                                  /s/ John H. Martinson
                                                  ------------------------------
                                                  John H. Martinson


                                                  /s/ Richard J. Defieux
                                                  ------------------------------
                                                  Richard J. Defieux


                                                  /s/ Gustav H. Koven, III
                                                  ------------------------------
                                                  Gustav H. Koven, III